EXHIBIT 99.1

NEWS RELEASE APG: TSX AGT: AMEX
APOLLO GOLD REPORTS
SECOND QUARTER 2005 RESULTS
Denver, Colorado August 10, 2005 — Apollo Gold Corporation (“Apollo” or the “Company”) (APG:TSX, AGT:AMEX) today reported a net loss of $6.5 million or $0.07 per basic share for the second quarter 2005 compared to a net loss of $8.9 million or $0.11 per basic share for the second quarter 2004. The net loss for the first six months of 2005 was $10.7 million ($0.11 per share) compared to a net loss for the same period 2004 of $14.0 million ($0.18 per share). All dollars are reported in US currency.
On May 30, 2005 the Company adopted a plan to dispose of its Nevada Assets (the “Nevada Assets”) which consist of the Florida Canyon Mine, Standard Mine and four Nevada exploration properties. The Nevada Assets have therefore been classified as “assets held for sale” and as such have been separated from the other assets within the Consolidated Balance Sheets. Also, the Nevada Assets only appear as a single line within the Consolidated Statements of Operations called “(loss) income from discontinued operations.” The above results are therefore split as follows:

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004
	$000’s	$000’s	$000’s	$000’s
(Loss) from continuing operations	(4,961)	(9,553)	(8,392)	(14,269)
(Loss) income from discontinued operations	(1,538)	648	(2,355)	232

Net (loss) for the period	(6,499)	(8,905)	(10,747)	(14,037)
Second Quarter 2005 Summary
•	Montana Tunnels (continuing operation) produced 12,324 ounces of gold at a total cash cost of $590 per ounce.
•	Florida Canyon (asset held for sale) produced 8,750 ounces of gold with a total cash cost of $345 per ounce.
•	The Standard Mine (asset held for sale) entered into commercial production on June 1, 2005 and produced 2,809 ounces of gold during June at a total cash cost of $359 per ounce. For the months of April and May of 2005 the mine produced a total of 3,128 ounces of gold, the revenue from which was offset against the operating expenses and the net sum treated as capital expenditures.
•	Drilling at the Black Fox project continued throughout the quarter with 39 core holes (10,850 meters) being completed, bringing the total to date to 754 core holes (200,561 meters). Seven of the core holes were surface and 32 core holes were from underground.

•	Work continued on the Huizopa exploration project in Mexico, including: geological mapping, sampling, satellite imaging and geophysical studies.
•	On June 3, 2005, Apollo completed the issuance to Jipangu Inc. of 10,000,000 common shares at $0.32 (Cdn$0.40) per share for proceeds of $3.2 million, net of expense of $32,000.
•	The gold put/call straddle position was reduced to zero and closed out in April 2005.
     R. David Russell, President and CEO of the Company said:
“I was glad to welcome Jipangu Inc. as a stakeholder in our Company when they purchased 10,000,000 shares from treasury in June 2005. We are continuing to negotiate a possible sale of our Nevada Assets with Jipangu.
Montana Tunnels had a disappointing quarter producing 12,324 ounces of gold at a high total cash cost. The main problems experienced were the deterioration of the pit ramp and some wall instability, caused by excessive continuous rainfall during the quarter. June was the third wettest on record in Jefferson County, resulting in production delays from periodic ramp closures. During the quarter we reviewed these operational problems and decided to revise the mine plan to allow a two-week shutdown of the mill in July 2005 while remediation work is undertaken in the pit to unload some upper slopes and improve the ramp. Improved performance is therefore expected from this mine from August 2005 onwards.
At our Black Fox project near Timmins, Ontario, Canada we continued with the core drilling program, as well as the permitting and feasibility work. The drilling continues to demonstrate the continuous nature of the mineralized zone, which is open along strike and at depth. The feasibility study and permitting for the combined open pit/underground mine with a mill and tailings facility on site are expected to be completed in 2006.
The Huizopa exploration project continued with geological mapping and sampling, satellite imaging and geophysical studies on the 128 square kilometer concession.”

5655 S. YOSEMITE STREET, SUITE 200 • GREENWOOD VILLAGE • CO • 80111

Apollo Gold Corporation
Consolidated Financial Results Summary
(All Dollars in US, 000’s unless otherwise stated)

	Three Months Ended		Six Months Ended
	June 05	June 04	June 05	June 04
		(1)(2)		(1)(2)
Loss from continuing operations	$(4,961)	$(9,553)	$(8,392)	$(14,269)
(Loss) income from discontinued operations	$(1,538)	$648	$(2,355)	$232

Net loss	$(6,499)	$(8,905)	$(10,747)	$(14,037)

Basic and diluted net loss per share from (US$):
Continuing operations	$(0.05)	$(0.12)	$(0.09)	$(0.18)
Discontinued operations	$(0.02)	$0.01	$(0.02)	$0.00

	$(0.07)	$(0.11)	$(0.11)	$(0.18)

Operating cash outflow from continuing operations	$(2,894)	$(7,467)	$(4,718)	$(11,424)
Operating cash inflow (outflow) from discontinued operations	$1,476	$(1,551)	$486	$(1,936)

Basic and undiluted shares (average)	98,777,880	79,482,734	96,828,366	77,068,637

Gold ounces sold (continuing operations)	12,324	5,903	24,969	16,686
Total cash costs per ounce (US$/oz) (3)	$590	$1,548	$551	$936

Average realized gold price (US$/oz)	$425	$371	$423	$394
Gold spot price per ounce (US$/oz) (4)	$427	$393	$427	$401

(1)	Income numbers have been restated to reflect the change in accounting policy for deferred stripping as mentioned above.

(2)	Certain of the comparative figures have been reclassified to conform to the current period presentation. In particular, the results of operations of the Nevada Assets for the three and six months ended June 30, 2004 have been classified as discontinued operations. Also, the production statistics in this schedule are Montana Tunnels only.

(3)	Total cash cost is a non-GAAP financial measure, defined below.

(4)	Average gold price as per London PM fix.

5655 S. YOSEMITE STREET, SUITE 200 • GREENWOOD VILLAGE • CO • 80111

Commencing in the second quarter of 2005, Apollo changed its accounting policy under Canadian GAAP and U.S. GAAP with respect to stripping costs. In the first quarter of 2005 and prior periods, the Company deferred or accrued stripping costs incurred during production, as appropriate, and charged these costs to operations on the basis of the estimated average stripping ratio for Montana Tunnels. This change in accounting policy is to be consistent with the consensus reached by the Emerging Issues Task Force Issue 04-6 and ratified by the Financial Accounting Standards Board (“FASB”) in March 2005, on the basis that the consensus results in a more reliable, relevant and consistent application of GAAP. The consensus reached was that stripping costs incurred during the production phase of a mine are variable production costs that should be included in the costs of inventory produced during the period that the stripping costs are incurred. This change has been applied retrospectively by restating prior periods. The effect of this change was to increase the deficit at January 1, 2004 by $24.0 million and to increase the net loss for the year ended December 31, 2004 by $12.8 million ($0.16 per share) and the net loss for the three months ended March 31, 2005 by $0.5 million ($0.01 per share). The net loss for the three months and six months ended June 30, 2004 increased by $3.8 million ($0.05 per share) and $7.3 million ($0.10 per share), respectively, as a result of this change.
Sales and Production Costs
Montana Tunnels sold 12,324 ounces of gold in the second quarter 2005 at a total cash cost of $590 per ounce, compared to 5,903 ounces at a total cash cost of $1,548 per ounce in the second quarter 2004. The improvement in ounces of gold production and total cash costs is a direct result of the mine having a lower strip ratio (3.1 compared to 6.5), milling more tons (1,254,997 tons compared to 1,157,512 tons) of ore and a higher grade of gold (0.0135 oz/ton compared to 0.0086 oz/ton).
Sales of metals for Montana Tunnels are as follows:

	Three Months Ended		Six Months Ended
	June 05	June 04	June 05	June 04
Gold ounces	12,324	5,903	24,969	16,686
Silver ounces	127,737	224,911	291,743	343,669
Lead payable pounds	2,759,586	1,723,835	5,883,678	4,867,228
Zinc payable pounds	5,977,956	5,974,314	12,398,385	15,014,586

Costs per ounce
Cash operating costs	$562	$1,508	$521	$899
Royalties and mining taxes	$28	$40	$30	$37
Total cash costs	$590	$1,548	$551	$936
Depreciation, amortization, accretion	$48	$102	$51	$71
Total production costs	$638	$1,650	$602	$1,007

5655 S. YOSEMITE STREET, SUITE 200 • GREENWOOD VILLAGE • CO • 80111

The above cash operating, total cash and total production cost are non-GAAP financial measures and are calculated in accordance with The Gold Institute guidelines and used by management to assess performance of individual operations as well as a comparison to other gold producers. A reconciliation of these non-GAAP measures to the most directly comparable GAAP measure can be found in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 filed with the Securities and Exchange Commission on August 9, 2005.
The terms “cash operating cost”, “total cash cost” and “total production cost” are used on a per ounce of gold basis. Cash operating cost per ounce is equivalent to direct operating expense, less production royalties, mining taxes and by-product credits for payable silver, lead and zinc. We have included cash operating cost information to provide investors with information about the cost structure of our mining operations.
The term “total cash cost” is equivalent to cash operating cost plus production royalties and mining taxes.
The term “total production cost” is equivalent to total cash cost plus non-cash cost including depreciation and amortization.
Summary of Results
Apollo incurred a net loss of $6.5 million or $0.07 per share for the three months ended June 30, 2005, as compared to a net loss of $8.9 million or $0.11 per share for the three months ended June 30, 2004. This improvement of $2.4 million is a result of better production, lower operating costs, lower general and administrative expenses and higher metal prices.
OPERATIONAL REVIEW
Montana Tunnels
In the quarter, production at Montana Tunnels at 12,324 ounces of gold was higher than the same period 2004 of 5,903 ounces. In the first quarter of 2005 and prior periods, Apollo deferred or accrued stripping costs incurred during production, as appropriate, and charged these costs to operations on the basis of the estimated average stripping ratio for Montana Tunnels. Commencing in the second quarter of 2005, Apollo changed its accounting policy with respect to stripping costs to be consistent with the consensus reached by the Emerging Issues Task Force Issue 04-6, on the basis that the consensus results in a more reliable, relevant and consistent application of GAAP. This change has been applied retrospectively by restating prior periods.

5655 S. YOSEMITE STREET, SUITE 200 • GREENWOOD VILLAGE • CO • 80111

The following presents other key statistics for the Montana Tunnels operation for the second quarter of 2005 and 2004 not mentioned above.

	2005	2004
	Second	Second
	Quarter	Quarter
Tons mined	3,993,151	8,856,053
Tons milled	1,254,997	1,157,512
Gold grade — ounces per ton	0.0135	0.0086
Zinc grade %	0.34	0.41

Total revenue ($millions)	$10.6	$6.5
Capital expenditures ($millions)	$0.1	$0.1
Total mine tonnage moved during the second quarter 2005 was 3,993,151 tons compared to 8,856,053 tons mined in the same quarter 2004. Of the total tons mined in the second quarter 2005, 1,278,119 tons were ore, with a strip ratio of 3.1:1 compared to ore mined in the second quarter 2004 of 1,147,032 tons with a strip ratio of 6.5:1.
Following the mill upgrade in 2004, 1,254,997 tons were milled in the quarter ended June 30, 2005 compared to 1,157,512 tons in the same quarter 2004. The milled tonnage for the second quarter 2005 was reduced due to the pit ramp problems throughout the period.
The Company undertook a review of the Montana Tunnels production plans for the remainder of the year. As a results of this review we expect production for the second six months of 2005 will be in the range of 30,000 to 35,000 ounces of gold at a total cash cost of approximately $300 to $350 per ounce of gold.
Florida Canyon (Discontinued Operations)
At Florida Canyon, production was 8,750 ounces of gold at a total cash cost of $345 per ounce for the three months ended June 30, 2005 as compared to 18,442 ounces of gold at a total cash cost of $361 per ounce for the same period in 2004. This lower production was a result of cessation of mining on March 1, 2005. The total cash cost for the quarter of $345 per ounce included a charge from leach pad inventory of $255 per ounce.
We had planned to mine throughout 2005, however, management determined at the end of February that it should focus its manpower and resources on the Standard Mine and therefore the decision was taken to temporarily suspend mining activity from March 1, 2005 and to continue to produce gold at Florida Canyon by leaching down the gold contained within the existing pad.

5655 S. YOSEMITE STREET, SUITE 200 • GREENWOOD VILLAGE • CO • 80111

Following are key operating statistics at Florida Canyon for the first quarter of 2005 compared to 2004:

	2005	2004
	Second	Second
	Quarter	Quarter
		(as restated)
Tons mined	0	6,477,132
Gold production — ounces	8,750	18,442
Silver production — ounces	6,130	17,160
Total cash cost per ounce	$345	$361
Total production cost per ounce	$392	$397
Total revenue ($ millions)	$3.5	$6.6
Capital expenditures ($ millions)	$0.0	$0.2
A $3.1 million gain on sale of spare mining equipment at Florida Canyon was realized during the second quarter 2005.
The last of the Standard Bank put/call commodity contracts was completed in April 2005. There was no net gain or loss for the three months ended June 30, 2005 as compared to a $1,685,000 gain for the three months ended June 30, 2004.
Standard Mine (Discontinued Operations)
The Standard Mine entered into commercial production on June 1, 2005. Loading of ore onto the heap leach pad continued throughout the second quarter enabling the expansion of the area under leach.
Following are key operating statistics at the Standard Mine for the second quarter of 2005 compared to 2004:

	2005	2004
	Second	Second
	Quarter	Quarter
Ore mined — tons	1,239,513	Not in production
Waste mined — tons	1,517,795

Total tons mined	2,757,308
Strip ratio	1.22
Grade of gold — ozs/ton	0.0173
Gold production — ounces	5,937
Silver production — ounces	19,602
Capital expenditures ($millions)	$1.2	$2.7
During the second quarter 2005, 2,757,308 tons were mined of which 1,239,513 tons were ore with the balance being waste giving a strip ratio of 1.2:1. This strip ratio was higher than the average expected for the year 2005. All ore tons were placed on the pad at an average grade of 0.0173 ounces of gold per ton.

5655 S. YOSEMITE STREET, SUITE 200 • GREENWOOD VILLAGE • CO • 80111

Under Canadian GAAP it was determined that due to construction of the plant only being completed in late February 2005, coupled with the limited number of leach fields available, the mine was not in production in the first five months of 2005. The Standard Mine therefore entered commercial production on June 1, 2005 and produced 2,809 ounces of gold during the month at a total cash cost of $359 per ounce. For the months of April and May of 2005 the mine produced 3,128 ounces of gold, the revenue from which was offset against the operating expenses and the net sum treated as capital expenditures.
DEVELOPMENT PROJECTS
Black Fox Project — Canada
During the second quarter, underground surface drilling continued at the Black Fox project, although at a reduced rate. Seven surface holes (1,871 meters) and 32 underground holes (8,979 meters) were completed in the quarter, bringing total drilling conducted by Apollo to 449 surface and 305 underground holes or a total of 200,561 meters. The permitting process and work on a feasibility study continued during the quarter based on a plan for a combined open pit and underground mine, with an on-site mill, with a capacity of approximately 1,500 tonnes of ore per day.
Huizopa Project — Mexico
General exploration work continued during the second quarter with geological review underway.
On April 29, 2005, Apollo and Argonaut Mines, LLC, together with their respective Mexican subsidiaries, entered into an Amended and Restated Agreement by which they restructured their existing arrangement at the Huizopa project in Mexico. The restructuring transaction was completed on May 6, 2005. In return for Argonaut’s agreement to restructure the existing arrangement at Huizopa, Apollo issued 1,000,000 common shares to Argonaut on May 6, 2005. Apollo’s Mexican subsidiary is now the owner of the Mexican subsidiary of Argonaut which has a contractual interest in two of the concessions at the project. As a result of that transaction, Apollo’s Mexican subsidiary no longer has any earn-in requirements pertaining to the Huizopa project, although it will still be responsible for the underlying payments to the landowner at the project, and the payments and performance of obligations required to maintain those concessions. If Apollo’s Mexican subsidiary chooses not to go forward with the project, it is obligated to transfer a controlling interest in the Mexican subsidiary of Argonaut back to Argonaut.
General and Administrative Expenses
General and administrative expenses were $1.2 million and $1.5 million for the three months ended June 30, 2005 and 2004 respectively. This decrease of $0.3 million is primarily due to no management bonuses being paid in 2005. As from January 2004 the Company adopted the fair value method of accounting for stock options as set out in CICA Handbook section 3870, Stock-Based Compensation and Other Stock-Based Payments. Share-based compensation was $152,000 in 2005 compared to $72,000 in the same period of 2004.

5655 S. YOSEMITE STREET, SUITE 200 • GREENWOOD VILLAGE • CO • 80111

Accretion Expense
Accrued accretion expense for the three months ended June 30, 2005 was $197,000 compared to $40,000 in the same period of 2004, primarily due to accrued site closure cost at the Montana Tunnels mine.
Exploration Expense
Expenses for exploration and development, consisting of drilling and related expenses at our exploration property, totaled approximately $0.3 million and $0.1 million for the three months ended June 30, 2005 and 2004, respectively. This increase in expenditures is due to increased exploration activities at our Huizopa property in Mexico.
Other Income/Expenses
Apollo realized interest income of $69,000 during the three months ended June 30, 2005 and interest expense of $485,000 in the same period compared to $103,000 in interest income and $39,000 in interest expense during the comparable period in 2004. The interest income reduction is due to lower amounts being invested. The increase in interest expense is due to accretion on the convertible debentures issued in the fourth quarter of 2004.
There was a foreign exchange loss of $7,000 for the three months ended June 30, 2005, compared to a $300,000 loss during the three months ended June 30, 2004 from cash balances held in Canadian dollars. Apollo utilizes United States dollars as its functional and reporting currency.
Liquidity and Financial Resources
To date, Apollo has funded its operations primarily through issuances of debt and equity securities. At June 30, 2005, cash and cash equivalents were $4.9 million, compared to cash and cash equivalents of $6.9 million at December 31, 2004. The decrease in cash from December 31, 2004 was primarily the result of operating cash outflows of $4.7 million, investment activities of $2.6 million plus a reduction of capital lease debt of $0.6 million and debenture interest paid of $0.5 million. These outflows were offset by funds from proceeds on disposal of property, plant and equipment of $2.0 million and issuance of shares of $5.9 million.
Investing activities used $2.6 million of cash during the six months ended June 30, 2005, compared to $9.3 million in the same period 2004. Capital expenditures in the first six months were $3.7 million of which $3.5 million were for the further development of the Black Fox project. In addition to this capital expenditure, $0.9 million was invested in the restricted cash account as part of the Montana Tunnels reclamation liability.
During the year, the Company’s put/call gold straddle position was reduced from 16,000 ounces of gold down to zero ounces as of the end of the second quarter 2005. The final 4,000 ounces were delivered into the contract on April 25, 2005.

5655 S. YOSEMITE STREET, SUITE 200 • GREENWOOD VILLAGE • CO • 80111

We believe that our current funds, together with internally generated funds from Montana Tunnels, will be sufficient to fund our working capital and capital expenditures for the next twelve months. The Company expended approximately $1.5 million to remediate Montana Tunnels in July 2005. In addition exploration and development expenditures for Huizopa and Black Fox are estimated at $2.3 million for the second half of 2005. Apollo also intends to raise additional funds from the sale of the Nevada Assets and may raise additional financing from the sale of debt or equity securities which may include Canadian flow-through financing to fund a portion of its Canadian explorations. We expect to use a portion of the proceeds to secure our convertible debentures, currently secured by the Nevada Assets, with the balance used to supplement the funding of our general and administrative expenses, Montana Tunnels, the development of Black Fox and exploration at Huizopa.
Financing Activities
Financing activities for the three months ended June 30, 2005 includes completing on June 3, 2005, the sale to Jipangu of 10,000,000 common shares at $0.40 per share, proceeds from which amounted to $3.2 million, net of expenses of $32,000.
Contact Information:
Investor Relations:
Dave Young
VP Business Development
720-886-9656 ext. 217
Toll Free: 1-877-465-3484

E-mail: info@apollogold.com	Web site: www.apollogold.com
FORWARD-LOOKING STATEMENTS
This press release includes certain forward-looking statements within the meaning of Section 21E of the United States Securities Exchanged Act of 1934, as amended. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Such statements include comments regarding the possible sale of our Nevada assets and the use of such proceeds; production and production costs; remediation efforts; mine performance; planned operations; anticipated funding; production; results of permitting and feasibility studies; development costs; expenditures; exploration; and our ability to continue to fund our working capital and capital expenditures. Factors that could cause actual results to differ materially include timing of and unexpected events during construction, expansion and start-up; variations in ore grade, tonnes mined, crushed or milled; delay or failure to receive board or government approvals; the results of independent Canadian NI 43-101 reports; the outcome of assays and additional exploration sampling and drilling efforts; timing and availability of external financing on acceptable terms; technical, permitting, mining or processing issues; fluctuations in gold price and costs; and other factors in our Form 10-K for the year ended December 31, 2004. There can be no assurance that future developments affecting the Company will be those anticipated by management. The forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. We disclaim any obligation to update or revise any of the forward-looking statements that are in this press release. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release.

5655 S. YOSEMITE STREET, SUITE 200 • GREENWOOD VILLAGE • CO • 80111

APOLLO GOLD CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands of United States Dollars)
(Unaudited)

	June 30,	December 31,
	2005	2004
		(Restated)
Assets
Current
Cash and cash equivalents	$4,876	$6,886
Accounts receivable	1,870	2,963
Prepaids	115	109
Inventories	1,736	2,192
Current assets held for sale	8,084	10,510

Total Current Assets	16,681	22,660

Property, plant and equipment	39,747	37,599
Restricted certificate of deposit	5,171	4,371
Deferred financing costs	1,037	901
Non-current assets held for sale	27,414	32,104

Total Assets	$90,050	$97,635

Liabilities
Current
Accounts payable	$5,303	$5,942
Accrued liabilities	2,469	1,860
Notes payable	538	789
Property and mining taxes payable	1,196	1,070
Current liabilities held for sale	3,786	8,224

Total Current Liabilities	13,292	17,885

Notes payable and long-term liability	110	423
Convertible debentures	6,146	5,538
Accrued site closure costs	12,147	11,753
Non-current liabilities held for sale	14,913	14,815

Total Liabilities	46,608	50,414

Continuing operations

Shareholders’ Equity
Share capital	148,078	141,795
Issuable common shares	231	231
Equity component of convertible debentures.	1,809	1,815
Note warrants	781	781
Contributed surplus	10,318	9,627
Deficit	(117,775)	(107,028)

Total Shareholders Equity	43,442	47,221

Total Liabilities and Shareholders Equity	$90,050	$97,635

5655 S. YOSEMITE STREET, SUITE 200 • GREENWOOD VILLAGE • CO • 80111

APOLLO GOLD CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT
(In thousands of United States Dollars, except per share amounts)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004
		(Restated)		(Restated)
Revenue
Revenue from sale of minerals	$10,581	$6,525	$22,913	$18,149

Operating Expenses
Direct operating costs	12,622	13,472	26,111	27,188
Depreciation and amortization	614	630	1,334	1,233
General and administrative expenses	1,216	1,508	2,866	3,238
Stock-based compensation	152	72	354	99
Accretion expense — accrued site closure costs	197	40	394	81
Exploration and business development	318	120	558	259

	15,119	15,842	31,617	32,098

Operating (Loss)	(4,538)	(9,317)	(8,704)	(13,949)
Other Income (Expenses)
Interest income	69	103	173	251
Interest expense	(485)	(39)	(1,193)	(83)
Gain on sale of property, plant and equipment	—	—	1,365	—
Foreign exchange loss and other	(7)	(300)	(33)	(488)

(Loss) from continuing operations	(4,961)	(9,553)	(8,392)	(14,269)
(Loss) income from discontinued operations	(1,538)	648	(2,355)	232

Net (loss) for the period	$(6,499)	$(8,905)	$(10,747)	$(14,037)

Basic and diluted net (loss) per share from:
Continuing operations	$(0.05)	$(0.12)	$(0.09)	$(0.18)
Discontinued operations	(0.02)	0.01	(0.02)	0.00

	$(0.07)	$(0.11)	$(0.11)	$(0.18)

Weighted average number of shares outstanding	98,777,880	79,482,734	96,828,366	77,068,637

5655 S. YOSEMITE STREET, SUITE 200 • GREENWOOD VILLAGE • CO • 80111

APOLLO GOLD CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of United States Dollars)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004
		(Restated)		(Restated)
Operating Activities of Continuing Operations
Loss from continuing operations for the period	$(4,961)	$(9,553)	$(8,392)	$(14,269)
Items not affecting cash
Depreciation and amortization	614	630	1,334	1,233
Amortization of deferred financing costs	79	—	159	—
Stock-based compensation	152	72	354	99
Accretion expense — accrued site closure costs	197	40	394	81
Accretion expense — convertible debentures	474	—	1,159	—
Gain on sale of property, plant and equipment	—	—	(1,365)	—
Net change in non-cash operating working capital items	551	1,344	1,639	1,432

	(2,894)	(7,467)	(4,718)	(11,424)

Investing Activities of Continuing Operations
Property, plant and equipment expenditures	(1,658)	(4,871)	(3,699)	(7,295)
Short-term investments	—	466	—	(1,591)
Proceeds from disposal of property, plant and equipment	1,991	—	1,991	—
Restricted certificate of deposit and other assets.	(439)	(236)	(851)	(448)

	(106)	(4,641)	(2,559)	(9,334)

Financing Activities of Continuing Operations
Proceeds on issuance of shares	3,183	299	5,944	8,860
Convertible debentures interest paid	(265)	—	(530)	—
Acquisition and cancellation of shares	—	—	—	(48)
Payments of notes payable	(328)	(445)	(564)	(836)

	2,590	(146)	4,850	7,976

Net (decrease) in cash from continuing operations	(410)	(12,254)	(2,427)	(12,782)
Net decrease in cash from discontinued operations	2,761	(6,458)	417	(8,058)
Cash and cash equivalents, beginning of period	2,525	23,704	6,886	25,832

Cash and cash equivalents, end of period	$4,876	$4,992	$4,876	$4,992

Supplemental Cash Flow Information:
Interest paid	$303	$97	$625	$207

During the three months ended June 30, 2005, the company issued 1,000,000 shares to Argonaut Mines LLC (“Argonaut”) in connection with the restructuring of the Huizopa interest in Mexico. Share capital and property, plant and equipment both increased by $410 as a result of this transaction.
During the three months ended June 30, 2004, the company issued 48,978 shares to meet the earn-in requirements of the Huizopa joint venture agreement. Share capital and property, plant and equipment both increased by $88 as a result of this transaction.
During the six months ended June 30, 2004, property, plant and equipment totaling $340 was acquired under a capital lease arrangement.

5655 S. YOSEMITE STREET, SUITE 200 • GREENWOOD VILLAGE • CO • 80111